Exhibit 10.5
HASBRO, INC.
RESTATED 2003 STOCK INCENTIVE PERFORMANCE PLAN
CONTINGENT STOCK PERFORMANCE AWARD
FEBRUARY 12, 2014 GRANT

AGREEMENT, made effective as of February 12, 2014, by and between HASBRO, INC., a Rhode Island corporation (the "Company") and Brian D. Goldner (the "Participant").
WHEREAS, the Participant and the Company entered into an Amended and Restated Employment Agreement, dated as of October 4, 2012 (the "Amended Employment Agreement"), and
WHEREAS, the Participant is eligible to participate in the Company's Restated 2003 Stock Incentive Performance Plan, as amended (the "Plan"), and
WHEREAS, the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), acting in accordance with the provisions of the Plan, is granting to Participant a contingent stock performance award dated February 12, 2014 designed to reward the Participant for the Participant's efforts in contributing to the Company's achievement of certain stated financial goals, and
WHEREAS, the stock performance award provides the Participant with the ability to earn shares of the Company's common stock, par value $.50 per share (the "Common Stock"), contingent on the Company's performance in achieving pre-established cumulative diluted earnings per share ("EPS") and cumulative net revenue ("Revenues") performance targets over the period beginning on December 30, 2013 and ending on December 25, 2016 (the "Performance Period"), with the number of shares earned, if any, then being adjusted in accordance with the Company's total shareholder return ("TSR") during the Performance Period as compared to the TSR for the Standard & Poor's 500 Index (the "S&P 500 Index"), as is described on  Exhibit C hereto.
NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:
W I T N E S S E T H:
1.            The Company hereby grants to the Participant effective on February 12, 2014, and pursuant to the Plan, a copy of which is attached hereto as Exhibit A and the provisions of which are incorporated herein as if set forth in full, a contingent stock performance award (the "Award") subject to and upon the terms and conditions set forth in the Plan and the additional terms and conditions hereinafter set forth.  The Award is evidenced by this Agreement.  In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan.
2.            By accepting this Award the Participant hereby acknowledges and agrees that (i) this Award, and any shares the Participant may acquire under this Award in the future or any of the proceeds of selling any shares acquired pursuant to this Award, as well as any other incentive compensation the Participant is granted after adoption of the Clawback Policy, are subject to the Company's Clawback Policy, which was adopted by the Company's Board of Directors in October 2012, and (ii) this Award, and any shares the Participant may acquire under this Award in the future or any of the proceeds of selling any shares acquired pursuant to this Award, as well as any other incentive compensation the Participant is granted after adoption of the Clawback Policy, will be subject to the terms of such Clawback Policy, as it may be amended from time to time by the Board in the future.  Such acknowledgement and agreement was a material condition to receiving this Award, which would not have been granted to the Participant otherwise.  Additionally, the Participant acknowledges that if the Participant is subject to the Hasbro, Inc. Executive Stock Ownership Policy, effective as of March 1, 2014, as may be amended from time to time by the Board in the future (the "Stock Ownership Policy"), then by accepting this Award and any shares that the Participant may acquire in the future pursuant to this Award, as well as any other equity-based incentive compensation that Participant is granted after the Participant becomes subject to the Stock Ownership Policy, the Participant agrees that the Participant will be subject to the terms of the Stock Ownership Policy, including without limitation the requirement to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of the equity awards granted until the Participant's applicable requirement levels are met.
3.            This Agreement relates to an Award providing the Participant with the potential ability to earn shares of the Company's common stock, par value $.50 per share (the "Common Stock"), contingent on the Company's performance in achieving its pre-established cumulative EPS and Revenues targets over the Performance Period.  The EPS and Revenues targets for the Performance Period are set forth below:
EPS                                                                                                  $[                          ]
Revenues                                                                                       $[                          ]
The threshold and maximum levels for both cumulative EPS and Revenues contributing to shares being earned under this Award are set forth on Exhibit B to this Agreement.  The terms of the adjustment, which is based on the Company's TSR as compared to the TSR for the S&P 500 Index over the Performance Period, is set forth on Exhibit C to this Agreement.  Except as is otherwise set forth in this Agreement, the Participant shall not have any ability to receive any shares of Common Stock pursuant to this Award until the Performance Period is completed.  Following the end of the Performance Period, the Committee will determine (i) the Company's cumulative EPS and Revenues over the Performance Period and (ii) the Company's TSR over the Performance Period, as compared to the TSR for the S&P 500 Index over the Performance Period, in the manner set forth on Exhibit C (the "Relative TSR Performance").  The Committee will certify the Company's cumulative EPS and Revenues and Relative TSR Performance over the Performance Period as promptly as is reasonably possible following the completion of the Performance Period, but in no event later than 75 days following the completion of the Performance Period.  In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern, provided that to the extent the provisions of the Plan or this Agreement are inconsistent with the terms of the Amended Employment Agreement and this Agreement does not explicitly set forth such inconsistency and state that it is amending the Amended Employment Agreement, then the provisions of the Amended Employment Agreement shall govern.  Terms used herein and not otherwise defined shall have the meaning set forth in the Plan.
4.            For purposes of this Award, the Company's cumulative EPS and Revenues over the Performance Period will be computed on a consolidated basis in the same manner used by the Company in computing its consolidated financial performance under generally accepted accounting principles ("GAAP"), except for the following deviations from GAAP: (i) EPS and Revenues will be computed excluding the impact of any changes in accounting rules that are effective after the date of this Agreement and which impact the Company's reported net earnings or Revenues results by $10,000,000 or more, individually or in the aggregate, in any fiscal year during the Performance Period, (ii) EPS and Revenues will exclude the impact of any acquisitions (whether paid for in cash, shares of the Company's stock, other property, or any combination thereof) or dispositions consummated by the Company during the Performance Period which have, individually or in the aggregate, either a total acquisition price, or total sale price, respectively, of $100 million or more, as such acquisition price or sales price is determined in good faith by the Committee, (iii) EPS and Revenues will be calculated excluding the impact of any major discrete restructuring activities undertaken by the Company after the date of this Agreement which result in costs or charges to the Company of $10,000,000 or more, individually, in any fiscal year during the Performance Period,  and (iv) EPS and Revenues will be calculated based on actual results translated at exchange rates established at the beginning of  the Performance Period.
5.            The target number of shares of Common Stock which may be issuable under this Award in the event of 100% achievement of the pre-established cumulative EPS and Revenues measures over the Performance Period, prior to any Relative TSR Performance multiplier, is  Sixty-Seven Thousand One Hundred and Forty-Nine (67,149) shares (the "Target Shares").  The tables appearing on Exhibit B to this Agreement set forth the contingent number of shares of Common Stock which the Participant may actually earn under this Award, as a percentage of the Target Shares, based upon certain performances by the Company in achieving the EPS and Revenues targets.  Exhibit C to this Agreement sets forth the Relative TSR Performance modifier that is then applied to the number of shares earned (based upon the Company's EPS and Revenue performances as a percentage of target) to arrive at the final number of shares, if any, earned under this Award.
              To compute the actual number of shares of Common Stock, if any, which may be earned by the Participant the respective cumulative EPS and Revenues performances of the Company, as certified by the Committee following completion of the Performance Period, are applied to the tables on Exhibit B.   The appropriate boxes in the tables corresponding with the highest threshold achieved by the Company's actual cumulative EPS and Revenues performance, as so certified by the Committee, sets forth the number of shares of Common Stock, if any, as a percentage of the Target Shares, which are earned by the Participant over the Performance Period due to the Company's performance in achieving those metrics.  The Company's achievement against its EPS metric is weighted 60% in determining the final shares earned by the Participant, and the Company's achievement against its Revenues metric is weighted 40%.  The Participant has agreed to this allocation between EPS and Revenues notwithstanding that the Amended Employment Agreement contemplated a weighting of 50% for each metric.  This Agreement hereby amends the provision in the Amended Employment Agreement requiring that the Award be weighted 50% for each metric.
              By way of illustration, if the Company's cumulative Revenues over the Performance Period are at least $[                      ](but below $[                            ]), the percentage of the Revenues target achieved is [      ]% and the percentage of the target number of contingent shares earned due to that performance is [      ]%.  If the Company's cumulative EPS over the Performance Period is at least $[      ] (but less than $[      ]), the percentage of the EPS target achieved is [      ]%, and the percentage of the target number of contingent shares earned due to that EPS performance is [       ]%.  And if the Company's Relative TSR Performance over the Performance Period was at the 75th percentile of the S&P 500 Index, the total number of contingent shares of Common Stock earned under the Award (based upon the EPS and Revenues performances) would be then multiplied by a factor of 2.0.   In that case, the Participant would earn ((.40*[     ]%) + (.60*[      ]%))*2.0, or [        ]% of the Target Shares of Common Stock subject to the Award, or  [          ] shares.  Assuming the same EPS and Revenues Performances, but that the Company's Relative TSR Performance was at the 24th percentile as compared to the S&P 500 Index, then the Relative TSR Performance modifier would be .75 and the Participant would earn [        ]% of the Target Shares, or [         ] shares.  In all cases, if the number of shares earned is not a whole number, the Participant will earn the next highest whole number of shares. The modifier for Relative TSR Performance is applied to the number of shares earned based upon the Company's EPS and Revenues performances.  As a result, if no shares are earned based upon the EPS and Revenues performances, then the Relative TSR Performance multiplier will not change the fact that 0 shares are earned under the award.
              Notwithstanding the foregoing, if the Company does not achieve at least the threshold cumulative EPS of $[       ] over the Performance Period, no shares will be earned under the Award, regardless of the cumulative Revenues achieved.
6.           Once the Company has determined the number of shares of Common Stock, if any, which have been earned by the Participant based on the cumulative EPS and Revenues performance, and Relative TSR Performance of the Company, the Company or its designee will as promptly as possible thereafter, but in all events not later than the 15th day of the third month following the end of the calendar year in which the Performance Period ends, issue any such shares of Common Stock which have been deemed earned to the Participant.
7.           The Participant shall consult with the Company or its designee in advance of the issuance of any shares pursuant to this Award so as to designate the manner in which the Participant wishes to pay any withholding taxes due, and any such Participant's designation must be made to the Company, in the manner specified by the Company, and on or before the date selected by the Company and communicated to the Participant.  Each Participant who elects to pay withholding taxes in cash shall deliver to the Company or its designee, a check payable to Hasbro, Inc. or its designee, or a wire transfer to such account of the Company or its designee, as the Company may designate, in United States dollars, in the amount of any withholding required by law for any and all federal, state, local or foreign taxes payable as a result of the Participant earning any shares under this Award or being issued any shares pursuant to the provisions below based on certain other events.  Alternatively, a Participant may elect to satisfy the minimum withholding taxes required by law payable as a result of the issuance of any shares pursuant to this Award (the "Taxes"), in whole or in part, either (i) by having the Company withhold from the shares of Common Stock to be issued pursuant to this Award or (ii) delivering to the Company or its designee shares of Common Stock already owned by the Participant (represented by stock certificates duly endorsed to the Company or its designee or accompanied by an executed stock power in each case with signatures guaranteed by a bank or broker to the extent required by the Company or its designee), in each case in an amount whose Fair Market Value on the date the Participant has become entitled to such shares pursuant to this Award is either equal to the Taxes or less than the Taxes, provided that a check payable to Hasbro, Inc. or its designee, or a wire transfer to such account of the Company or its designee as the Company may designate, in United States dollars for the balance of the Taxes is also delivered to the Company, or its designee, at the time of issuance.  If the Participant fails to make a timely election to pay the withholding taxes in some other manner pursuant to the preceding provisions, or otherwise does not timely remit payment of the required withholding taxes, then the Participant's tax withholding requirements will be satisfied through the withholding of shares of Common Stock and to the extent a fractional share needs to be withheld, the Company or its designee will withhold the next highest number of full shares and will remit the value of the fraction of a share which exceeds the required withholding to the Participant. As soon as practicable after receipt of the withholding taxes and any other materials or information reasonably required by the Company or its designee, the Company or its designee shall deliver or cause to be delivered to the Participant, using the method of delivery determined by the Company or its designee, the shares payable pursuant to the Award (less any shares deducted to pay Taxes).
8.            Until such time, if any, that actual shares of Common Stock become due and are issued to the Participant in accordance with the terms of this Agreement, the Participant will not have any dividend or voting rights with respect to any shares which may be issuable in the future pursuant to this Award.  The Participant's rights under this Award shall be no greater than those of an unsecured general creditor of the Company, and nothing herein shall be construed as requiring the Company or any other person to establish a trust or to set aside assets to meet the Company's obligations hereunder.
9.            (a)   If the Participant's employment is terminated by death or because of Disability (as defined in the Amended Employment Agreement), before the Performance Period is completed, then the Participant's Award will remain outstanding during the remaining portion of the Performance Period.  At the end of the Performance Period the Committee will compute how many, if any, shares of Common Stock would be issuable pursuant to the Award based upon the Company's performance against its cumulative EPS and Revenues targets and the Company's Relative TSR Performance, all over the Performance Period.  That actual number of shares of Common Stock earned over the full Performance Period will then be issuable to the Participant in the same manner as shares are issued to other participants.
               (b)  If the Participant's employment is terminated at the election of the Company (or its successor, in the event there has been a Change in Control) without Cause or at the election of the Participant with Good Reason (as the terms Cause, Good Reason and Change in Control are defined in the Amended Employment Agreement, it being understood the Amended Employment Agreement provides different definitions of Cause and Good Reason based upon whether the termination occurs within 2 years following a Change in Control, or occurs outside such a window), and provided Participant executes a full and complete Release (as defined in the Amended Employment Agreement) which becomes effective, all in accordance with the Amended Employment Agreement, then the Participant's Award will remain outstanding during the remaining portion of the Performance Period.  At the end of the Performance Period the Committee will compute how many, if any, shares of Common Stock would be issuable pursuant to the Award based upon the Company's performance against its cumulative EPS and Revenues targets and the Company's Relative TSR Performance, all over the Performance Period.  That actual number of shares of Common Stock which would have been earned under the Award over the entire Performance Period, if any, will then be multiplied by a fraction the numerator of which is the number of days from the start of the Performance Period to the date that the Participant's employment was terminated and the denominator of which is the total number of days in the Performance Period.  This pro-rated number of shares will then be issuable to the Participant in the same manner as shares are issued to other participants.
              (c) If the Participant's employment is terminated by the Company for Cause (as defined in the Amended Employment Agreement) or at Participant's election for other than Good Reason (as defined in the Amended Employment Agreement), then the Award will be forfeited and become null and void and the Participant will not have any further rights under the Award, including, without limitation, any rights to receive shares of Common Stock.
10.          The adjustment provisions set forth in Section 8 of the Plan shall apply to this Award.
11.          This Award shall not be transferable by the Participant, in whole or in part, except in accordance with Section 7 of the Plan.  Any purported assignment, transfer, pledge, hypothecation or other disposition of the Award or any interest therein contrary to the provisions of the Plan, and the levy of any execution to, or the attachment or similar process upon, the Award or any interest therein, shall be null and void and without effect.
12.          Subject to the applicable provisions of the Plan, and particularly to Section 7 of the Plan, this Agreement shall be binding upon and shall inure to the benefit of Participant, Participant 's successors and permitted assigns, and the Company and its successors and assigns.
13.          This Agreement shall be construed and enforced in accordance with the internal laws of the State of Rhode Island and Providence Plantations and applicable Federal law.

IN WITNESS WHEREOF, the Company and the Participant have entered this Agreement effective as of the day and year first above written.  By accepting the terms of the award represented by this Agreement through an electronic form offered by the Company, or the Company's designee, the Participant hereby agrees to the terms of this Agreement with the same effect as if the Participant had signed this Agreement.

HASBRO, INC.

By:________________________
Name:
Title:

PARTICIPANT

By: _________________________
Brian D. Goldner

Exhibit B

EPS	Achievement	Payout

Revenue	Achievement	Payout

Exhibit C

Relative TSR Performance Multiplier

The number of shares earned under this Award, if any, based upon the Company's EPS and Revenues performances over the Performance Period will be modified by the applicable Award Multiplier set forth in the table below based upon the Relative TSR Performance of the Company as compared to the TSR of the S&P 500 Index over the Performance Period.

For this purpose, the Total Shareholder Return (TSR) for both the Company and the S&P 500 Index will be computed based upon share price appreciation over the Performance Period and by assuming the reinvestment of all dividends received over the Performance Period.

In addition, the TSR for the S&P 500 Index over the Performance Period will be computed using a closed list.  In other words, the computation will only include companies that were in the S&P 500 Index at both the beginning and the end of the Performance Period, and will not include either (i) companies that are included in the S&P 500 Index at the beginning of the Performance Period but are dropped from the S&P 500 Index during the Performance Period or (ii) companies that are not in the S&P 500 Index at the beginning of the Performance Period but are added to the S&P 500 Index during the Performance Period.

Company's Relative TSR Performance as compared
to the S&P 500 Index over the Performance Period                                                                                                      Award Multiplier

≥75th percentile of companies in the S&P 500 Index                                                                                                       2.0x Award Otherwise Earned
≥ 65th percentile but <75th percentile                                                                                                                                1.5x Award Otherwise Earned
≥ 25th percentile but <65th percentile                                                                                                                                1.0x Award Otherwise Earned
<25th percentile                                                                                                                                                                     0.75x Award Otherwise Earned